Black Hills Corp. Reports 2023 Third-Quarter Results and Reaffirms 2023 Earnings Guidance

RAPID CITY, S.D. — Nov. 1, 2023 — Black Hills Corp. (NYSE: BKH) today announced financial results for the third quarter of 2023. Net income available for common stock and earnings per share for the three and nine months ended Sept. 30, 2023, compared to the three and nine months ended Sept. 30, 2022, were:

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2023	2022	2023	2022
	(in millions, except per share amounts)
Net income available for common stock	$45.4	$35.0	$182.5	$185.9
Earnings per share, Diluted	$0.67	$0.54	$2.74	$2.86

Earnings of $0.67 per share for the third quarter were driven by new rates and rider recovery, recapture of lost revenue from a 2021 generation outage, expense management and a gain on a strategic sale of land in Wyoming to a customer to support continued load growth. These positive drivers more than offset impacts of inflation on operating expenses and interest expense and the impact of new shares of common stock issued.

“I’m proud of the operational and financial performance delivered by our team and our progress on key initiatives,” said Linn Evans, president and CEO of Black Hills Corp. “Our strong earnings are driven by solid execution as we continue to invest in the core needs of our customers, advance our regulatory plan, and deliver creative energy solutions for our customers. We recently filed a settlement for our natural gas rate review in Wyoming, and we appreciate and value the constructive regulatory and business environment in the state. We maintained excellent liquidity and continued to strengthen our balance sheet through strong cashflows and benefits from our financing strategy during the quarter.

“We continue to achieve key milestones for our electric resource plans and initiatives to reliably serve growing customer demand for energy and continue to responsibly reduce emissions. In South Dakota, we are conducting negotiations for 100 megawatts of build-transfer renewable generation to be in service in 2026, and in Colorado, we are evaluating a strong bid response to add 400 megawatts of renewable resources by 2030. In Wyoming, we also placed in service assets supporting data center expansion and continued to progress on our Ready Wyoming transmission project providing long term benefit to customers.

“We expect to deliver earnings at the top end of our 2023 guidance range and look forward to sharing more detail early next year about our growing pipeline of investment opportunities on behalf of customers,” concluded Evans.

THIRD-QUARTER 2023 HIGHLIGHTS AND UPDATES

Electric Utilities

•
During the third quarter, South Dakota Electric advanced its competitive bidding process in its request for proposals for 100 megawatts of build-transfer renewable energy resources to be in service by mid-year 2026. Negotiations are underway, with the results to be presented to the South Dakota Public Utilities Commission and included in a certificate of public convenience and necessity filing with the Wyoming Public Service Commission during the first quarter of 2024.

•
On July 31, Colorado Electric issued a request for proposals for 400 megawatts of new resources to be in service between 2026 and 2029 to achieve objectives in its Clean Energy Plan. The company received a strong response of diverse project proposals and is currently evaluating the bids.

•
On July 24, Wyoming Electric set a new all-time and summer peak load of 312 megawatts, surpassing the previous peak of 294 megawatts set in July 2022.

Gas Utilities

•
On Oct. 13, Wyoming Gas filed a settlement agreement with the Wyoming Public Service Commission for its rate review request to recover more than $140 million of system investments. The agreement provides $13.9 million in new annual revenue based on a capital structure of 51% equity, 49% debt and a return on equity of 9.85%. Subject to commission approval, the agreement includes new rates effective Jan. 1, 2024, and provides a four-year renewal of its integrity investment rider.

•
On July 12, Rocky Mountain Natural Gas received approval from the CPUC of a settlement agreement for its rate review filed on Oct. 7, 2022. The settlement provided new rates effective July 15, 2023, which are expected to generate $8.2 million in new annual revenue based on a weighted average cost of capital of 6.93% with a capital structure that reflects an equity range of 50% to 52%, a debt range of 50% to 48% and a return on equity range of 9.5% to 9.7%. The settlement also shifted $8.3 million of System Safety and Integrity Rider revenues to base rates and terminated the SSIR.

Corporate and Other

•
On Oct. 23, Black Hills’ board of directors approved a quarterly dividend of $0.625 per share payable on Dec. 1, 2023, to shareholders of record at the close of business on Nov. 17, 2023.

•
On Sept. 15, Black Hills completed a debt offering of $450 million, 6.15% senior unsecured notes due May 15, 2034. The proceeds, along with available cash, will be used to repay the $525 million, 4.25% senior unsecured notes maturing Nov. 30, 2023.

•
During the third quarter, Black Hills issued 0.9 million shares of new common stock for net proceeds of $52.8 million under its at-the-market equity offering program. Year to date, the company has issued a total of 1.8 million shares of new common stock for net proceeds of $107.7 million.

2023 EARNINGS GUIDANCE REAFFIRMED

Black Hills reaffirms its guidance for 2023 earnings per share available for common stock to be in the range of $3.65 to $3.85 based on the follow assumptions:

•
Normal weather conditions within our utility service territories including temperatures, precipitation levels and wind conditions;
•
Normal operations and weather conditions for planned construction, maintenance and/or capital investment projects;
•
Constructive and timely outcomes of utility regulatory dockets;
•
No significant unplanned outages at any of our generating facilities;
•
Production tax credits of approximately $20 million associated with wind generation assets;
•
Capital investment of approximately $615 million;
•
Equity issuance of $140 million to $160 million through the at-the-market equity offering program;
•
Interest expense of $180 million to $185 million, including debt refinancing activity;* and
•
Total operating expense of $600 million to $610 million, excluding fuel, purchased power, cost of natural gas sold, depreciation, depletion and amortization.*

* Guidance assumptions for interest expense and operating expense are being provided for only 2023 due to ongoing volatility in inflation and rising interest rate environments.

2024 EARNINGS GUIDANCE TO BE ANNOUNCED DURING YEAR-END 2023 EARNINGS

Black Hills will provide its annual financial update during its fourth quarter and full-year earnings call. This update in early February 2024 will include earnings and dividend guidance for 2024 and the capital investment forecast for 2024 through 2028.

BLACK HILLS CORPORATION

CONSOLIDATED FINANCIAL RESULTS

(Minor differences may result due to rounding)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2023	2022	2023	2022
	(in millions)
Operating income:
Electric Utilities	$83.0	$69.5	$190.7	$165.5
Gas Utilities	15.4	10.6	147.8	162.3
Corporate and Other	(0.6)	(0.6)	(2.3)	(2.6)
Operating income	97.8	79.5	336.2	325.2

Interest expense, net	(41.0)	(40.0)	(126.0)	(117.3)
Other income (expense), net	(0.6)	0.5	(1.5)	2.7
Income tax benefit (expense)	(7.4)	(2.1)	(16.0)	(15.9)
Net income	48.8	37.8	192.7	194.7
Net income attributable to non-controlling interest	(3.4)	(2.9)	(10.2)	(8.8)
Net income available for common stock	$45.4	$35.0	$182.5	$185.9

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2023	2022	2023	2022
Weighted average common shares outstanding (in thousands):
Basic	67,315	64,876	66,652	64,722
Diluted	67,389	65,061	66,725	64,910

Earnings per share:
Earnings Per Share, Basic	$0.67	$0.54	$2.74	$2.87
Earnings Per Share, Diluted	$0.67	$0.54	$2.74	$2.86

CONFERENCE CALL AND WEBCAST

Black Hills will host a live conference call and webcast at 11 a.m. EDT on Thursday, Nov. 2, 2023, to discuss financial and operating performance.

To access the live webcast and download a copy of the investor presentation, go to the “Investor Relations” section of the Black Hills website at www.blackhillscorp.com and click on “News and Events” and then “Events & Presentation.” The presentation will be posted on the website before the webcast. Listeners should allow at least five minutes for registering and accessing the presentation. For those unable to listen to the live broadcast, a replay will be available on the company’s website.

To ask a question during the live broadcast, users can access dial-in information and a personal identification number by registering for the event at https://register.vevent.com/register/BIfdb4c4cbe87f43d08c5f5e5f6a6a927e.

A listen-only webcast player and presentation slides can be accessed live at https://edge.media-server.com/mmc/p/szmbhjvi with a replay of the event available for up to one year.

EEI FINANCIAL CONFERENCE ATTENDANCE

Leadership from Black Hills will be attending the 2023 Edison Electric Institute Financial Conference taking place from Nov. 12, 2023, through Nov. 14, 2023. An investor presentation will be available prior to the conference on Black Hills’ website at www.blackhillscorp.com under “Events and Presentations” in the “Investor Relations” section.

USE OF NON-GAAP FINANCIAL MEASURES

Gas and Electric Utility Margin

Gas and Electric Utility margin (revenue less cost of sales) is considered a non-GAAP financial measure due to the exclusion of operation and maintenance expenses, depreciation and amortization expenses, and property and production taxes from the measure. The presentation of Gas and Electric Utility margin is intended to supplement investors’ understanding of operating performance.

Electric Utility margin is calculated as operating revenue less cost of fuel and purchased power. Gas Utility margin is calculated as operating revenue less cost of gas sold. Our Gas and Electric Utility margin is impacted by the fluctuations in power purchases and natural gas and other fuel supply costs. However, while these fluctuating costs impact Gas and Electric Utility margin as a percentage of revenue, they only impact total Gas and Electric Utility margin if the costs cannot be passed through to customers.

Our Gas and Electric Utility margin measure may not be comparable to other companies’ Gas and Electric Utility margin measures. Furthermore, this measure is not intended to replace operating income as determined in accordance with GAAP as an indicator of operating performance.

SEGMENT PERFORMANCE SUMMARY

Operating results from our business segments for the three and nine months ended Sept. 30, 2023, compared to the three and nine months ended Sept. 30, 2022, are discussed below.

Certain lines of business in which we operate are highly seasonal, and revenue from, and certain expenses for, such operations may fluctuate significantly between quarterly periods. Demand for electricity and natural gas is sensitive to seasonal cooling, heating and industrial load requirements. In particular, the normal peak usage season for our electric utilities is June through August while the normal peak usage season for our gas utilities is November through March. Significant earnings variances can be expected between the Gas Utilities segment’s peak and off-peak seasons. Due to this seasonal nature, our results of operations for the three and nine months ended Sept. 30, 2023 and 2022 are not necessarily indicative of the results of operations to be expected for any other period or for the entire year.

Segment information does not include inter-company eliminations and all amounts are presented on a pre-tax basis unless otherwise indicated. Minor differences in amounts may result due to rounding.

Electric Utilities

	Three Months Ended Sept. 30,		Variance	Nine Months Ended Sept. 30,		Variance
	2023	2022	2023 vs. 2022	2023	2022	2023 vs. 2022
	(in millions)
Revenue	$237.3	$258.7	$(21.3)	$649.1	$669.6	$(20.5)
Cost of fuel and purchased power	55.4	86.0	(30.5)	147.2	195.0	(47.7)
Electric Utility margin (non-GAAP)	181.9	172.7	9.2	501.9	474.6	27.3

Operations and maintenance	63.1	68.9	(5.8)	204.5	207.6	(3.1)
Depreciation and amortization	35.8	34.3	1.4	106.7	101.6	5.1
Operating income	$83.0	$69.5	$13.5	$190.7	$165.5	$25.2

Three Months Ended Sept. 30, 2023, Compared with Three Months Ended Sept. 30, 2022

Electric Utility margin increased as a result of:

(in millions)
New rates and rider recovery	$5.7
Wygen I revenue recovery under business interruption insurance (a)	5.0
Weather	(2.3)
Other	0.8
$9.2

____________________

(a)
In 2021, Wygen I experienced an unplanned outage which resulted in lost revenues. A claim for these losses was submitted under our business interruption insurance policy. During the third quarter of 2023, we recovered $5.0 million from our business interruption insurance which was recognized as Revenue.

Operations and maintenance expense decreased primarily due to a $3.9 million gain on a strategic sale of land in Wyoming to a customer to support continued load growth.

Depreciation and amortization increased primarily due to a higher asset base driven by current year and prior year capital expenditures.

Nine Months Ended Sept. 30, 2023, Compared with Nine Months Ended Sept. 30, 2022

Electric Utility margin increased as a result of:

(in millions)
New rates and rider recovery	$15.9
Wygen I revenue recovery under business interruption insurance (a)	5.0
Integrated Generation (b)	5.0
Transmission services	2.8
Off-system excess energy sales	1.1
Weather	(4.5)
Other	2.0
$27.3

____________________

(a)
In 2021, Wygen I experienced an unplanned outage which resulted in lost revenues. A claim for these losses was submitted under our business interruption insurance policy. During the third quarter of 2023, we recovered $5.0 million from our business interruption insurance which was recognized as Revenue.
(b)
Primarily driven by favorable mining volumes due to a prior year planned outage, mining contract pricing and increased Black Hills Colorado IPP fired-engine hours.

Operations and maintenance expense decreased primarily due to a one-time $7.7 million gain on the planned sale of Northern Iowa Windpower assets and a $3.9 million gain on a strategic sale of land in Wyoming to a customer to support continued load growth partially offset by $5.5 million of higher employee-related expenses and $3.5 million of higher mining and generation expenses driven by planned outages, higher fuel costs and higher materials costs.

Depreciation and amortization increased primarily due to a higher asset base driven by current year and prior year capital expenditures.

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
Operating Statistics	2023	2022	2023	2022
Quantities Sold (MWh):
Retail Sales	1,557,204	1,532,989	4,294,407	4,252,835
Contract/Off-system/Power Marketing Wholesale	278,985	291,539	922,234	929,257
Total Regulated	1,836,189	1,824,528	5,216,641	5,182,092
Non-regulated	25,369	59,745	102,563	221,609
Total quantities sold	1,861,558	1,884,273	5,319,204	5,403,701

Contracted generated facilities availability by fuel type:
Coal	96.3%	96.5%	93.7%	89.7%
Natural gas and diesel oil	94.2%	97.0%	94.0%	95.8%
Wind	93.4%	94.4%	93.4%	94.6%
Total availability	94.7%	96.4%	93.8%	94.0%

Wind capacity factor	31.3%	22.9%	37.9%	34.7%

	Three Months Ended Sept. 30,				Nine Months Ended Sept. 30,
Degree Days	2023		2022		2023		2022
	Actual	Variance from Normal	Actual	Variance from Normal	Actual	Variance from Normal	Actual	Variance from Normal
Heating Degree Days	91	(19)%	66	(60)%	4,031	4%	3,952	1%
Cooling Degree Days	635	(2)%	828	36%	710	(15)%	1,041	34%

Gas Utilities

	Three Months Ended Sept. 30,		Variance	Nine Months Ended Sept. 30,		Variance
	2023	2022	2023 vs. 2022	2023	2022	2023 vs. 2022
	(in millions)
Revenue	$174.3	$208.3	$(34.0)	$1,103.9	$1,103.8	$0.1
Cost of natural gas sold	46.9	82.8	(35.9)	602.8	599.2	3.6
Gas Utility margin (non-GAAP)	127.4	125.5	1.8	501.1	504.6	(3.5)

Operations and maintenance	82.9	85.3	(2.4)	269.0	255.4	13.5
Depreciation and amortization	29.0	29.6	(0.6)	84.4	86.8	(2.5)
Operating income	$15.4	$10.6	$4.8	$147.8	$162.3	$(14.6)

Three Months Ended Sept. 30, 2023, Compared with Three Months Ended Sept. 30, 2022

Gas Utility margin increased as a result of:

(in millions)
New rates and rider recovery	$2.6
Retail customer growth and demand	2.4
Mark-to-market on non-utility natural gas commodity contracts	(1.4)
Weather	(1.3)
Other	(0.5)
$1.8

Operations and maintenance expense decreased primarily due to $2.4 million of lower outside services expenses.

Depreciation and amortization was comparable to the same period in the prior year.

Nine Months Ended Sept. 30, 2023, Compared with Nine Months Ended Sept. 30, 2022

Gas Utility margin decreased as a result of:

(in millions)
Prior year true-up of Winter Storm Uri carrying costs (a)	$(10.3)
Mark-to-market on non-utility natural gas commodity contracts	(5.4)
Weather	(4.3)
New rates and rider recovery	10.3
Retail customer growth and demand	7.1
Other	(0.9)
$(3.5)

____________________

(a)
In certain jurisdictions, we have commission approval to recover carrying costs on Winter Storm Uri regulatory assets which offset increased interest expense. During the second quarter of 2022, we accrued a one-time, $10.3 million true-up of these carrying costs to reflect commission authorized rates.

Operations and maintenance expense increased primarily due to $12.3 million of higher employee-related expenses.

Depreciation and amortization was comparable to the same period in the prior year.

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
Operating Statistics	2023	2022	2023	2022
Quantities Sold and Transported (Dth):
Distribution	8,075,568	9,100,791	66,117,252	71,884,859
Transport and Transmission	36,773,895	35,302,591	118,180,078	117,971,404
Total Quantities Sold	44,849,463	44,403,382	184,297,330	189,856,263

	Three Months Ended Sept. 30,				Nine Months Ended Sept. 30,
	2023		2022		2023		2022
	Actual	Variance from Normal	Actual	Variance from Normal	Actual	Variance from Normal	Actual	Variance from Normal
Heating Degree Days	56	(35)%	70	(53)%	3,926	1%	4,003	---%

Corporate and Other

Corporate and Other represents certain unallocated expenses for administrative activities that support our reportable operating segments. Corporate and Other also includes business development activities that are not part of our operating segments.

	Three Months Ended Sept. 30,		Variance	Nine Months Ended Sept. 30,		Variance
	2023	2022	2023 vs. 2022	2023	2022	2023 vs. 2022
	(in millions)
Operating (loss)	$(0.6)	$(0.6)	$(0.1)	$(2.3)	$(2.6)	$0.3

Three Months Ended Sept. 30, 2023, Compared with Three Months Ended Sept. 30, 2022

Operating (loss) was comparable to the same period in the prior year.

Nine Months Ended Sept. 30, 2023, Compared with Nine Months Ended Sept. 30, 2022

Operating (loss) was comparable to the same period in the prior year.

Consolidated Interest Expense, Other Income and Income Tax Expense

	Three Months Ended Sept. 30,		Variance	Nine Months Ended Sept. 30,		Variance
	2023	2022	2023 vs. 2022	2023	2022	2023 vs. 2022
	(in millions)
Interest expense, net	$(41.0)	$(40.0)	$(1.0)	$(126.0)	$(117.3)	$(8.7)
Other income (expense), net	$(0.6)	$0.5	$(1.1)	$(1.5)	$2.7	$(4.2)
Income tax (expense)	$(7.4)	$(2.1)	$(5.3)	$(16.0)	$(15.9)	$(0.0)

Three Months Ended Sept. 30, 2023, Compared with Three Months Ended Sept. 30, 2022

Interest Expense, net

Interest expense, net was comparable to the same period in the prior year.

Other Income (Expense), net

Other expense, net was comparable to the same period in the prior year.

Income Tax Expense

Income tax expense increased primarily due to higher pre-tax income and a higher effective tax rate. For the three months ended Sept. 30, 2023, the effective tax rate was 13.1% compared to 5.2% for the same period in 2022. The higher effective tax rate was primarily due to $1.4 million of lower tax benefits from various current and prior year state rate changes.

Nine Months Ended Sept. 30, 2023, Compared with Nine Months Ended Sept. 30, 2022

Interest Expense, net

Interest expense, net increased due to higher interest rates partially offset by increased interest income on higher cash and cash equivalents balances.

Other Income (Expense), net

Other expense, net increased primarily due to higher non-service benefit plan costs driven by higher discount rates and higher costs for our non-qualified benefit plans which were driven by market performance.

Income Tax Expense

Income tax expense and the effective tax rate were comparable to the same period in the prior year. For the nine months ended Sept. 30, 2023, the effective tax rate was 7.6% compared to 7.6% for the same period in 2022. The effective tax rate was comparable primarily due to a $8.2 million tax benefit from a current year Nebraska income tax rate decrease offset by $5.8 million of lower tax benefits from various current and prior year state tax rate changes and $2.3 million of lower wind PTCs driven by the March 2023 sale of Northern Iowa Windpower assets.

ABOUT BLACK HILLS CORP.

Black Hills Corp. (NYSE: BKH) is a customer-focused, growth-oriented utility company with a tradition of improving life with energy and a vision to be the energy partner of choice. Based in Rapid City, South Dakota, the company serves 1.33 million natural gas and electric utility customers in eight states: Arkansas, Colorado, Iowa, Kansas, Montana, Nebraska, South Dakota and Wyoming. More information is available at www.blackhillscorp.com, www.blackhillscorp.com/corporateresponsibility and www.blackhillsenergy.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This presentation includes “forward-looking statements” as defined by the Securities and Exchange Commission. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this presentation that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. This includes, without limitations, our 2023 earnings guidance. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation, the risk factors described in Item 1A of Part I of our 2022 Annual Report on Form 10-K and other reports that we file with the SEC from time to time, and the following:

•
The accuracy of our assumptions on which our earnings guidance is based;

•
Our ability to obtain adequate cost recovery for our utility operations through regulatory proceedings and favorable rulings on periodic applications to recover costs for capital additions, plant retirements and decommissioning, fuel, transmission, purchased power, and other operating costs and the timing in which new rates would go into effect;

•
Our ability to complete our capital program in a cost-effective and timely manner;

•
Our ability to execute on our strategy;

•
Our ability to successfully execute our financing plans;

•
The effects of changing interest rates;

•
Our ability to achieve our greenhouse gas emissions intensity reduction goals;

•
Board of Directors’ approval of any future quarterly dividends;

•
The impact of future governmental regulation;

•
Our ability to overcome the impacts of supply chain disruptions on availability and cost of materials;

•
The effects of inflation and volatile energy prices; and

•
Other factors discussed from time to time in our filings with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time-to-time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

CONSOLIDATING INCOME STATEMENTS

(Minor differences may result due to rounding.)

	Consolidating Income Statement
Three Months Ended Sept. 30, 2023	Electric Utilities	Gas Utilities	Corporate and Other	Total
	(in millions)
Revenue	$237.3	$174.3	$(4.5)	$407.1

Fuel, purchased power and cost of natural gas sold	55.4	46.9	(0.1)	102.2
Operations and maintenance	63.1	82.9	(3.8)	142.2
Depreciation, depletion and amortization	35.8	29.0	0.1	64.9
Operating income (loss)	83.0	15.4	(0.6)	97.8

Interest expense, net				(41.0)
Other income (expense), net				(0.6)
Income tax (expense)				(7.4)
Net income				48.8
Net income attributable to non-controlling interest				(3.4)
Net income available for common stock				$45.4

	Consolidating Income Statement
Nine Months Ended Sept. 30, 2023	Electric Utilities	Gas Utilities	Corporate and Other	Total
	(in millions)
Revenue	$649.1	$1,103.9	$(13.5)	$1,739.6

Fuel, purchased power and cost of natural gas sold	147.2	602.8	(0.3)	749.8
Operations and maintenance	204.5	269.0	(11.0)	462.4
Depreciation, depletion and amortization	106.7	84.4	0.2	191.2
Operating income (loss)	190.7	147.8	(2.3)	336.2

Interest expense, net				(126.0)
Other income (expense), net				(1.5)
Income tax (expense)				(16.0)
Net income				192.7
Net income attributable to non-controlling interest				(10.2)
Net income available for common stock				$182.5

	Consolidating Income Statement
Three Months Ended Sept. 30, 2022	Electric Utilities	Gas Utilities	Corporate and Other	Total
	(in millions)
Revenue	$258.7	$208.3	$(4.3)	$462.6

Fuel, purchased power and cost of natural gas sold	86.0	82.8	(0.2)	168.5
Operations and maintenance	68.9	85.3	(3.6)	150.6
Depreciation, depletion and amortization	34.3	29.6	0.1	64.0
Operating income (loss)	69.5	10.6	(0.6)	79.5

Interest expense, net				(40.0)
Other income (expense), net				0.5
Income tax (expense)				(2.1)
Net income				37.8
Net income attributable to non-controlling interest				(2.9)
Net income available for common stock				$35.0

	Consolidating Income Statement
Nine Months Ended Sept. 30, 2022	Electric Utilities	Gas Utilities	Corporate and Other	Total
	(in millions)
Revenue	$669.6	$1,103.8	$(13.1)	$1,760.4

Fuel, purchased power and cost of natural gas sold	195.0	599.2	(0.6)	793.6
Operations and maintenance	207.6	255.4	(10.1)	452.9
Depreciation, depletion and amortization	101.6	86.8	0.2	188.6
Operating income (loss)	165.5	162.3	(2.6)	325.2

Interest expense, net				(117.3)
Other income (expense), net				2.7
Income tax (expense)				(15.9)
Net income				194.7
Net income attributable to non-controlling interest				(8.8)
Net income available for common stock				$185.9

Investor Relations:
Jerome E. Nichols
Phone	605-721-1171
Email	investorrelations@blackhillscorp.com

Media Contact:
24-hour Media Assistance	888-242-3969